Exhibit 10.12

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, certain portions of this exhibit have been omitted because it is both not material and the type of information that the company treats as private or confidential.

EXECUTION VERSION

SHARE PURCHASE OPTION AGREEMENT

THIS AGREEMENT made as of the 14th day of May, 2021 (the “Effective Date”) between THE UNIVERSITY OF BRITISH COLUMBIA (“UBC”), ABT INNOVATIONS INC. (the “Company”) and ASEP MEDICAL INC. (the “Optionee”).

WHEREAS:

A.	UBC is the registered and beneficial owner of 143,388 Class A Shares (together with any Class A Shares or other equity interest in the Company that UBC may acquire for any reason following the Effective Date, the “UBC Shares”);

B.	The Company entered into an option agreement dated May 14, 2021 (the “Option Agreement”) with the Optionee and all other shareholders of the Company (the “Other Shareholders”), pursuant to which, inter alia:

(i)	the Company granted to the Optionee a share purchase option (the “Initial Option”) to purchase such number of Class A Shares equal to fifty and one tenth percent (50.1%) of the then issued and outstanding Class A Shares on a fully diluted basis at the time the Optionee exercises the Initial Option for an aggregate purchase price of two million five hundred thousand Canadian dollars (CDN$2,500,000) (the “Initial Option Exercise Price”);

(ii)	the Optionee shall provide a loan to the Company in an aggregate amount equal to the Initial Option Exercise Price in five (5) equal tranches and the Company shall issue to the Optionee five (5) corresponding convertible promissory notes (collectively, the “Notes”); and

(iii)	each of the Other Shareholders granted to the Optionee a share purchase option (the “Additional Option”) to purchase the then issued and outstanding Class A Shares held by each of them for an aggregate purchase price of twenty million Canadian dollars (CDN$20,000,000) less the UBC Purchase Price (as hereinafter defined), such that following the exercise of the Initial Option and the Additional Option, except for the UBC Shares, the Optionee would hold one hundred percent (100%) of the equity interests of the Company on a fully diluted basis;

C.	Pursuant to the provisions of the shareholders’ agreement of the Company dated April 24, 2017, UBC has delivered a written consent dated May 14 , 2021 to the Company with respect to, inter alia, the Option Agreement, the Initial Option and the Notes; and

D.	UBC wishes to grant to the Optionee an option to purchase the UBC Shares for an aggregate purchase price equal to the UBC Purchase Price (the “UBC Option”).

NOW THEREFORE, in consideration of the sum of one dollar ($1.00) paid by the Option Holder to the Company, the mutual promises set out in this Agreement and other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged), the parties to this Agreement agree one with the other as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.

In this Agreement, the following terms have the following meanings:

“Additional Option” has the meaning ascribed thereto in the Recitals;

“Agreement” means this share purchase option agreement between UBC, the Company and the Optionee;

“Class A Shares” means Class A Common Voting shares in the authorized capital of the Company;

“Company” has the meaning ascribed thereto in the Preamble;

“Effective Date” has the meaning ascribed thereto in the Preamble;

“Initial Option” has the meaning ascribed thereto in the Recitals;

“Initial Option Exercise Price” has the meaning ascribed thereto in the Recitals;

“License Agreement” has the meaning ascribed thereto in Section 2.1 (Grant).

“Notes” has the meaning ascribed thereto in the Recitals;

“Option Agreement” has the meaning ascribed thereto in the Recitals;

“Optionee” has the meaning ascribed thereto in the Preamble;

“Other Shareholders” has the meaning ascribed thereto in the Recitals;

“UBC” has the meaning ascribed thereto in the Preamble;

“UBC Option” has the meaning ascribed thereto in the Recitals;

“UBC Shares” has the meaning ascribed thereto in the Recitals;

“UBC Purchase Price” means:

(a)	twenty million Canadian dollars (CDN$20,000,000), multiplied by

(b)	UBC’s Pro Rata Percentage.

“UBC’s Pro Rata Percentage” means, as of the date the Optionee exercises the UBC Option pursuant to Section 2.2 (Manner of Exercise and Payment of the UBC Purchase Price), a percentage equal to the quotient of:

(a)	the number of UBC Shares divided by

(b)	(i) the total number of issued and outstanding Class A Shares less (ii) any Class A Shares then held by the Optionee, and any capitalized terms used in this Agreement but not otherwise defined shall have the meanings ascribed to such terms in the Option Agreement, unless context requires otherwise.

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ARTICLE 2

THE OPTION

2.1 Grant.

Subject to and conditional upon the license agreement between UBC and the Company dated April 25, 2017 (the “License Agreement”) being in good standing and the exercise of the Initial Option and payment in full of the Initial Option Exercise Price, and upon the exercise of the Additional Option, in each case by the Optionee, UBC hereby grants to the Optionee the UBC Option, to acquire, free and clear of all liens and encumbrances, all, but not less than all, of the UBC Shares from UBC, in consideration for the payment by the Optionee to UBC of the UBC Purchase Price in accordance with Section 2.2 (Manner of Exercise and Payment of the UBC Purchase Price) of this Agreement. The UBC Option shall expire on the Additional Option Expiry Date. On the Effective Date, UBC will deliver or cause to be deliver to counsel for the Company the certificates representing the UBC Shares and an executed undated instrument of transfer authorizing the transfer of the UBC Shares to the Optionee, which executed undated instrument of transfer may only be dated by or at the direction of the Company upon exercise of the UBC Option, with no further action required by UBC.

2.2 Manner of Exercise and Payment of the UBC Purchase Price.

The Optionee may exercise the UBC Option by providing notice in writing to UBC of its intention to exercise the UBC Option, together with payment in full of the UBC Purchase Price, as follows:

(a)	if the Optionee Shares are listed on a recognized stock exchange, the UBC Purchase Price shall be payable by the Optionee to UBC as follows:

(i)	in cash, as to UBC’s Pro Rata Percentage of an aggregate minimum of five million Canadian dollars (CDN$5,000,000); and

(ii)	in Optionee Shares, as to the balance of the UBC Purchase Price remaining after deduction of the cash portion advanced pursuant to Section 2.2(a)(i), such Optionee Shares to be issued based on the 20-day volume-weighted average trading price of such Optionee Shares ending on the trading day preceding the date on which the Optionee provides notice in writing to UBC of its intention to exercise the UBC Option, and provided that, subject to applicable securities laws and the policies the stock exchange upon which the Option Shares are then listed, the Optionee will make all commercially reasonable efforts to have the Optionee Shares that are issued to UBC to pay any balance of the UBC Purchase Price qualify for an exemption from the prospectus requirements of National Instrument 45-106 Prospectus Exemptions and be subject to a seasoning period pursuant to National Instrument 45-102 Resale of Securities; and

(b)	if the Optionee Shares are not listed on a recognized stock exchange, the UBC Purchase Price shall be payable by the Optionee to UBC in cash.

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ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Representations and Warranties of the Optionee.

The Optionee hereby acknowledges, represents, warrants and covenants to and in favour of UBC and the Company, the following, and acknowledges that UBC and the Company are relying upon such representations, warranties and covenants in proceeding with the transactions contemplated by this Agreement:

(a)	The Optionee has good right, full power and absolute authority to enter into this Agreement and to perform all of its obligations under this Agreement. The Optionee has taken all necessary actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement. This Agreement is a legal, valid and binding obligation of the Optionee, enforceable against it in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

(b)	The making of this Agreement does not conflict with or result in the breach of or the acceleration of any indebtedness under, any terms, provisions or conditions of, or constitute default under any indenture, mortgage, deed of trust, agreement, joint venture, lease, franchise, certificate, consent, permit, license, authority or other instrument or contract to which the Optionee is a party or is bound or any judgment, decree, order, rule or regulation of any court or administrative body by which the Optionee is bound or any statute or regulation applicable to the Optionee.

(c)	The Optionee is a corporation duly incorporated and validly existing in all respects under the laws of its jurisdiction of incorporation. The Optionee has all necessary corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted and proposed to be conducted. Complete and correct copies of the constating documents of the Optionee have been delivered to the Optionor.

3.2 Representations and Warranties of UBC

With respect to the UBC Shares, UBC hereby acknowledges, represents, warrants and covenants to and in favour of the Optionee and the Company, the following, and acknowledges that the Optionee and the Company are relying upon such representations, warranties and covenants in proceeding with the transactions contemplated by this Agreement that as of the Effective Date:

(a)	UBC has good right, full power and absolute authority to enter into this Agreement and to perform all of its obligations under this Agreement. UBC has taken all necessary actions, steps and, if applicable, corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement. This Agreement is a legal, valid and binding obligation of UBC, enforceable against it in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

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(b)	Neither the execution and delivery of this Agreement, or any other agreements and instruments executed in connection with the transactions contemplated hereby by UBC nor the performance by UBC of its obligations hereunder and thereunder will conflict with or result in:

(i)	to the best of UBC’s knowledge, a violation, contravention or breach by UBC of any of the terms, conditions or provisions of any agreement or instrument to which such UBC is a party, or by which UBC is bound or constitute a default by UBC thereunder, or, under any statute, regulation, judgment, decree or law by which UBC is subject or bound, or result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the UBC Shares; or

(ii)	to the best of UBC’s knowledge, a violation by UBC of any applicable laws or regulation or any applicable order of any court, arbitrator or governmental entity having jurisdiction over UBC.

(c)	UBC is an entity duly formed, organized and validly existing in all respects under the laws of its jurisdiction of formation. UBC has all necessary corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted and proposed to be conducted.

(d)	Except for this Agreement, no person has any agreement or option or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option for the acquisition from UBC of any of the UBC Shares.

(e)	As at the Effective Date, UBC is the registered, legal and beneficial owner of the UBC Shares, and UBC has and will have, as applicable, good and valid title thereto free and clear of any encumbrances or liens of any kind.

(f)	UBC is not a U.S. Person.

(g)	UBC acknowledges and agrees with the Company and the Optionee that:

(i)	its decision to execute this Agreement has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Optionee or TCC Spinco, other than as set out in this Agreement, and such decision is based entirely upon UBC’s due diligence of the Optionee and TCC Spinco;

(ii)	there are risks associated with the acquisition of the Optionee Shares; and

(iii)	it has been advised to consult its own legal, tax and other advisors with respect to the merits and risks of the transactions contemplated by this Agreement.

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3.3 Survival of Representations and Warranties.

The obligations of the parties to complete the transactions contemplated hereunder are subject to the foregoing representations and warranties being true and correct as at the Effective Date, unless a particular date is stated in such representation, warranty or covenant. Representations and warranties given by the Optionee pursuant to Section 3.1 (Representations and Warranties of the Optionee) and representations and warranties given by UBC pursuant to Section 3.2 (Representations and Warranties of UBC) shall continue in full force and effect for the benefit of the party to whom such representation and warranties are made for a period of one (1) year from the date upon which the UBC Option is exercised provided the liability of UBC in connection with the representations and warranties given by UBC pursuant to Section 3.2 (Representations and Warranties of UBC), shall be several and not joint with any other person and is limited to the proceeds actually paid to UBC, in consideration for the sale of its respective UBC Shares. The Optionee will indemnify the Company and UBC from and against any and all claims, damages, losses and costs arising from its representations and warranties in this Agreement being incorrect or breached.

3.4 Additional Covenants.

(a)	UBC covenants and agrees with the Optionee that it shall take all reasonable action necessary to authorize and effect the transfer of the UBC Shares from UBC to the Optionee upon exercise of the UBC Option, and that it shall not at any time take any action with the express intent which has the effect of frustrating the grant and the timely valid exercise of the UBC Option and the valid transfer of the UBC Shares hereunder.

(b)	UBC will endeavor to provide the Company and the Optionee with a direction as to where to pay the UBC Purchase Price by no later than 5:00 p.m. on the second (2nd) Business Day after the Optionee has delivered written notice to UBC with its intention to exercise the UBC Option.

(c)	UBC covenants and agrees that it shall take all reasonable action necessary to authorize and effect the Board Reconstitution following exercise of the Initial Option.

ARTICLE 4

GENERAL

4.1 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, and the federal laws of Canada applicable therein (without regard to its conflict of laws principles) and, the parties irrevocably attorns to the exclusive jurisdiction of the Courts of Vancouver in the Province of British Columbia in relation to any dispute arising out of this Agreement.

4.2 Time.

Time will be of the essence in this Agreement.

4.3 Severability.

If any provision of this Agreement is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdictions.

4.4 Assignment.

No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of all of the parties, provided however that the Optionee may assign certain of its rights and obligations to TCC Spinco without prior written consent of any of the parties.

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4.5 Enurement.

This Agreement will enure to the benefit of and be binding upon the parties, and their respective heirs, personal representatives and successors.

4.6 Notices.

Any notice, direction or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery or courier and by electronic mail, and addressed:

(i)	To the Company:

ABT Innovations Inc.
1750 – 1055 West Georgia Street
Vancouver, British Columbia V6E 3P3

Attention: Robert Hancock

(ii)	To the Optionee:

Asep Medical Inc.
200 – 931 Fort St
Victoria, BC V8V 3K3

Attention: Jen Gretchen

(iii)	To UBC:

University of British Columbia
103 – 6190 Agronomy Road
Vancouver, BC V6T 1Z3

Attention: Lynsey Huxham

Any notice, direction or other communication delivered to the party to whom it is addressed will be deemed to have been given and received on the day it is so delivered at that party’s address, provided that if that day is not a Business Day, then the notice, direction or other communication will be deemed to have been given and received on the next Business Day. Any notice transmitted by electronic mail will be deemed to have been given and received on the day on which it was transmitted (but if notice, direction or other communication is transmitted on a day that is not a Business Day or after 5:00 p.m. PST, the notice, direction or other communication will be deemed to have been received on the next Business Day). Any notice, direction or other communication given by registered mail will be deemed to have been received on the fourth (4th) Business Day after which it is so mailed, provided that if there is a strike or lockout of postal employees then in effect, every notice, direction or other communication must be effected by personal delivery, email or other equivalent electronic means.

4.7 Further Assurances.

Each of the parties to this Agreement will do all such other acts and things as may be required to carry out the true intent and meaning of this Agreement.

4.8 Counterparts.

This Agreement may be executed in any number of counterparts and by electronic means, each of which shall be deemed to be an original and all of which when taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic means shall be equally effective as delivery of a manually executed counterpart thereof.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

THE UNIVERSITY OF BRITISH COLUMBIA		ABT INNOVATIONS INC.

By:		By:
Name:		Name:	Bob Hancock
Title:		Title:	Director

ASEP MEDICAL INC.

By:
Name:	Mike Graw
Title:	Director

UBC/ABT -Share Purchase Option Agreement